Exhibit 99.1

Providian Financial Corporation Reports
First Quarter 2004 Earnings of $101.7 Million;
Earnings Per Diluted Share of $0.35

San Francisco, CA, April 22, 2004 – Providian Financial Corporation (NYSE: PVN) today announced net income for the first quarter of 2004 of $101.7 million, or $0.35 per diluted share, compared to net income of $4.7 million, or $0.02 per diluted share, in the first quarter of 2003.

“The first quarter was once again marked by improvements across our business,” said Joseph Saunders, Providian’s chairman and chief executive officer.  “We are pleased with our earnings for the quarter, which were driven by solid contributions from both interest and fee income.  Our core earnings, and incremental income realized as a result of improved conditions in the capital markets, set a foundation for a solid year in which we continue to expect to meet our goal of achieving earnings in the range of $0.90 per diluted share.”

First Quarter Financial Highlights

Total net revenues on a reported basis, comprised of reported net interest income and reported non-interest income, totaled $511.4 million in the first quarter of 2004, compared to $502.2 million in the fourth quarter of 2003.  Total net revenues on a managed basis, comprised of net interest income and non-interest income from both reported and securitized loans, totaled $945.0 million in the first quarter of 2004, compared to $951.4 million in the fourth quarter of 2003. The reported and managed net interest margins on average loans in the first quarter of 2004 were 8.94% and 14.12%, compared to 8.30% and 14.44% in the fourth quarter of 2003, respectively.

Net credit losses in the first quarter of 2004 were $145.9 million on a reported basis and $579.6 million on a managed basis, resulting in reported and managed net credit loss rates of 9.02% and 13.88%, respectively.  The first quarter net credit loss rates compare to a reported net credit loss rate of 9.97% and a managed net credit loss rate of 14.33% in the fourth quarter of 2003.  The Company’s reported and managed 30+ day delinquency rates at the end of the first quarter of 2004 were 5.25% and 7.36%, respectively, compared to 6.64% and 9.29%, respectively, at the end of the fourth quarter of 2003.

Non-interest expense for the first quarter of 2004 was $266.0 million, compared to $261.5 million in the fourth quarter of 2003.  On a sequential basis, the Company’s non-interest expense, excluding solicitation and advertising, decreased to $213.4 million from $225.3 million and investment in solicitation and advertising increased to $52.6 million from $36.2 million.

Loans receivable, as of March 31, 2004, were $6.19 billion on a reported basis and $16.68 billion on a managed basis.  This compares to reported loans receivable and managed loans receivable at December 31, 2003 of $6.28 billion and $16.93 billion, respectively.  The Company added approximately 533,000 gross new accounts in the first quarter of 2004 and ended the quarter with approximately 10.3 million customer accounts.

The Company ended the first quarter of 2004 with total equity of $2.44 billion and an allowance for credit losses of $568.8 million, which together represent 49% of reported loans and 18% of managed loans.  Cash and investments ended the quarter at approximately $5.0 billion, representing approximately 37% of total reported assets and approximately 22% of total managed assets.

Financings in the First Quarter

During the first quarter of 2004 the Company successfully accessed the capital markets with issuances of convertible notes and asset backed securities.  On March 15, 2004, Providian Financial Corporation issued $277.2 million of 2.75% convertible cash to senior accreting notes due March 15, 2016.  In addition, on March 31, 2004, Providian National Bank completed the sale of $750 million of three year floating rate Providian Gateway Owner Trust 2004-A notes, backed by a certificate issued from the Providian Gateway Master Trust with a structure and terms that were significantly improved for the Company as compared to other recent issuances.

Managed Financial Information

The Company presents financial information on both a reported and managed basis.  “Reported” financial information refers to GAAP financial information while “managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.  The interests the Company retains in the securitized loan balances creates financial exposure to the current and expected cash flows of the securitized loans.  Although the loans sold are not on the Company’s balance sheet, their performance affects the Company’s retained interests in the securitizations as well as its results of operations and its financial position.  In addition, the Company continues to service the securitized loans.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards to mainstream American customers throughout the U.S.  By combining experience, analysis, technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect liquidity, delinquency rates, credit loss rates, and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit, or securitization markets; changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end adjustments; changes in accounting rules, policies, practices and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit or replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2003 under the headings “Cautionary Statement Regarding Forward-Looking Information”and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

Additional information regarding the first quarter 2004 results is provided in the form of a copy of the first quarter 2004 earnings conference call script which is available on the Company’s website www.providian.com under Investor Relations.

For more information – Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602.

Media, please contact Alan Elias at 415-278-4189 or Beth Haiken at 415-278-4889.

Note:  Investor information is available on Providian Financial’s website at www.providian.com.

Providian Financial Corporation
Financial & Statistical Summary
Reported Financial Measures

(unaudited)

(in millions, except per share and employee data)	2004 Q1	2003 Q4	2003 Q3	2003 Q2	2003 Q1
Reported Earnings:
Net Interest Income	$113.9	$83.6	$80.9	$127.8	$180.4
Non-Interest Income	397.5	418.6	445.4	393.3	417.5
Total Net Revenue	511.4	502.2	526.3	521.1	597.9
Provision for Loan Losses	88.9	129.8	98.7	132.0	261.8
Non-Interest Expense	266.0	261.5	286.6	324.6	328.3
Income Before Income Taxes	156.5	110.9	141.0	64.5	7.8
Income Tax Expense	54.8	43.8	55.7	25.5	3.1
Net Income	$101.7	$67.1	$85.3	$39.0	$4.7
Reported Financial Data:
Quarter:
Net Credit Losses (1)	$146	$148	$156	$237	$296
Provision for Credit Losses	$89	$130	$99	$132	$262
Quarter End:
Total Loans	$6,191	$6,281	$5,994	$6,417	$7,147
Total Assets	$13,487	$14,275	$15,334	$16,206	$16,607
Total Equity	$2,438	$2,325	$2,257	$2,181	$2,134
Quarter Average:
Total Loans	$6,473	$5,934	$5,866	$6,684	$7,500
Earning Assets	$11,826	$12,368	$12,869	$14,048	$13,604
Total Assets	$13,781	$14,816	$15,740	$16,460	$16,518
Total Equity	$2,352	$2,304	$2,198	$2,161	$2,088
Key Reported Statistics:
Net Interest Margin on Average Earning Assets (2)	3.85%	2.71%	2.51%	3.64%	5.30%
Net Interest Margin on Average Loans (3)	8.94%	8.30%	8.87%	10.16%	11.50%
Adjusted Margin on Average Loans (4)	9.14%	9.55%	10.06%	9.11%	6.38%
Non-interest Income Margin (5)	24.56%	28.22%	30.38%	23.54%	22.27%
Return on Average Assets	2.95%	1.81%	2.17%	0.95%	0.11%
Return on Equity	17.30%	11.65%	15.52%	7.23%	0.90%
Allowance as a Percent of Loans	9.19%	9.96%	10.74%	12.20%	13.69%
Net Credit Loss Rate (1) (6)	9.02%	9.97%	10.65%	14.19%	15.79%
30+Day Delinquency Rate (7)	5.25%	6.64%	7.18%	7.64%	8.76%
Equity to Assets	18.08%	16.29%	14.72%	13.46%	12.85%
Common Share Statistics:
Earnings Per Common Share - Basic	$0.35	$0.23	$0.30	$0.14	$0.02

Earnings Per Common Share - Assuming Dilution	$0.35	$0.23	$0.29	$0.13	$0.02

Book Value Per Share (Period End)	$8.37	$8.01	$7.78	$7.51	$7.36
Total Market Capitalization (Period End)	$3,814	$3,381	$3,421	$2,689	$1,901
Shares Outstanding (Period End)	291.2	290.4	290.2	290.4	289.8
Weighted Average Shares O/S - Basic	288.1	287.7	287.6	286.3	286.2
Weighted Average Shares O/S - Diluted	298.3	292.7	291.9	289.8	290.4

Accounts	10.3	10.5	10.8	11.4	11.7
Employees (FTE)	3,980	4,502	5,012	5,692	6,083

(1)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held for securitization or sale.

(2)          Represents interest income, less interest expense, expressed as a percentage of reported average earning assets.

(3)          Represents interest income, less interest expense, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(4)          Represents interest income, less interest expense and net credit losses, plus credit product fee income on reported average loans receivable, expressed as a percentage of reported average loans receivable.  Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(5)   Represents reported non-interest income expressed as a percentage of reported average loans receivable.

(6)          Represents principal amounts of reported loans receivable that have been charged off, less recoveries, expressed as a percentage of reported average loans receivable during the period; fraud losses are not included.

(7)          Represents reported loans receivable that are 30 days or more past due at period end, expressed as a percentage of reported loans receivable at period end.

Providian Financial Corporation
Financial & Statistical Summary
Managed Financial Measures

(unaudited)

(dollars in millions)	2004 Q1	2003 Q4	2003 Q3	2003 Q2	2003 Q1
Managed Net Revenue:
Net Interest Income	$566.0	$574.2	$590.7	$649.5	$705.5
Non-Interest Income	379.0	377.2	386.4	394.3	430.9
Total Net Revenue (1)	$945.0	$951.4	$977.1	$1,043.8	$1,136.4
Managed Financial Data:
Quarter:
Net Credit Losses (2)	$579.6	$597.1	$607.0	$759.8	$834.5
Net Change in Reported Allowance for Credit Losses (3)	(57.1)	(18.1)	(57.5)	(105.1)	(34.3)
Adjusted Credit Losses	$522.5	$579.0	$549.5	$654.7	$800.2

Quarter End:
Total Loans (4)	$16,676	$16,934	$16,945	$17,798	$18,470
Securitized Loans (5)	$10,485	$10,653	$10,951	$11,381	$11,323
Total Assets (6)	$22,267	$23,198	$23,784	$25,131	$25,532
Total Equity	$2,438	$2,325	$2,257	$2,181	$2,134
Quarter Average:
Total Loans	$16,705	$16,667	$16,891	$18,045	$18,952
Securitized Loans (5)	$10,232	$10,733	$11,026	$11,361	$11,452
Earning Assets	$22,058	$23,101	$23,894	$25,409	$25,056
Total Assets	$22,429	$23,345	$24,462	$25,385	$25,494
Total Equity	$2,352	$2,304	$2,198	$2,161	$2,088

Key Managed Statistics:
Net Interest Margin on Average Earning Assets (7)	10.26%	9.94%	9.89%	10.22%	11.26%
Net Interest Margin on Average Loans (8)	14.12%	14.44%	14.79%	15.09%	15.41%
Adjusted Margin on Average Loans (9)	6.86%	7.34%	7.66%	5.18%	5.40%
Non-interest Income Margin (10)	9.08%	9.05%	9.15%	8.74%	9.09%
Return on Average Assets	1.81%	1.15%	1.40%	0.62%	0.07%
Net Credit Loss Rate (2) (11)	13.88%	14.33%	14.37%	16.84%	17.61%
30+Day Delinquency Rate (12)	7.36%	9.29%	9.68%	9.72%	10.31%
Equity to Managed Assets	10.95%	10.02%	9.49%	8.68%	8.36%

(1)          Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)          The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(4)          Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statement of financial condition and the loans receivable removed or reclassified from the Company’s statement of financial condition through the Company’s securitizations. Loans receivable amounts exclude estimated uncollectible interest and fees.

(5)          Effective December 2002, the Company adopted the federal banking agencies’ accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of the accrued interest receivable from reported loans receivable to due from securitizations during 2004 and 2003. Securitized loans for 2004 and 2003 include the AIR reclassification.

(6)          Managed assets represent total assets reported on the Company’s statement of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statement of financial condition through securitizations, less the retained interests from securitizations reported on its statement of financial condition.

(7)          Represents interest income, less interest expense, expressed as a percentage of managed average earning assets.

(8)          Represents interest income, less interest expense, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(9)          Represents interest income, less interest expense and net credit losses,  plus credit product fee income on managed average loans receivable, expressed as a percentage of managed average loans receivable.  Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets

(10)    Represents managed non-interest income expressed as a percentage of managed average loans receivable.  Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

(11)    Represents principal amounts of managed loans receivable that have been charged off, less recoveries, expressed as a percentage of managed average loans receivable during the period: fraud losses are not included.

(12)    Represents managed loans receivable that are 30 days or more past due at period end, expressed as a percentage of managed loans receivable at period end.

Providian Financial Corporation
Delinquency Summary

Quarterly

(unaudited)

	2004 Q1 (3)		2003 Q4 (3)		2003 Q3		2003 Q2 (4)		2003 Q1
(dollars in thousands)	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans
Reported
Loans outstanding (1)	$6,191,078	100.00%	$6,281,403	100.00%	$5,994,446	100.00%	$6,418,050	100.00%	$7,145,817	100.00%
Loans delinquent
30 - 59 days	$91,581	1.48%	$128,467	2.05%	$138,168	2.31%	$156,615	2.44%	$173,449	2.43%
60 - 89 days	73,418	1.18%	94,916	1.51%	97,361	1.62%	115,372	1.80%	136,652	1.91%
90 or more days	160,242	2.59%	193,748	3.08%	194,822	3.25%	218,116	3.40%	315,630	4.42%

Total	$325,241	5.25%	$417,131	6.64%	$430,351	7.18%	$490,103	7.64%	$625,731	8.76%

Securitized
Loans outstanding (2)	$10,485,261		$10,653,351		$10,951,709		$11,381,475		$11,323,170
Loans delinquent
30 - 59 days	$243,862		$346,630		$382,647		$377,089		$353,358
60 - 89 days	206,633		269,107		275,898		291,690		283,102
90 or more days	451,580		540,359		552,222		571,358		642,045

Total	$902,075		$1,156,096		$1,210,767		$1,240,137		$1,278,505

Managed
Loans outstanding (1)	$16,676,339	100.00%	$16,934,754	100.00%	$16,946,155	100.00%	$17,799,525	100.00%	$18,468,987	100.00%
Loans delinquent
30 - 59 days	$335,443	2.01%	$475,097	2.81%	$520,815	3.07%	$533,704	3.00%	$526,807	2.85%
60 - 89 days	280,051	1.68%	364,023	2.15%	373,259	2.20%	407,062	2.29%	419,754	2.27%
90 or more days	611,822	3.67%	734,107	4.33%	747,044	4.41%	789,474	4.43%	957,675	5.19%

Total	$1,227,316	7.36%	$1,573,227	9.29%	$1,641,118	9.68%	$1,730,240	9.72%	$1,904,236	10.31%

(1)          Balances exclude market value adjustments related to the fair value of designated financial instruments of $(0.1) million for the first quarter of 2004, and during 2003 of $(0.4) million for the fourth quarter, $(0.8) million for the third quarter, $(1.3) million for the second quarter and $0.8 million for the first quarter.

(2)          Excludes the senior seller’s interest in the loans receivable transferred in securitizations. The senior seller’s interest is an undivided interest in the loans transferred to the securitization trust and is included in reported loans receivable.  Includes the seller’s interest subordinated component reported in due from securitizations on the Company’s balance sheet.

(3)          Loans delinquent 1-29 days as of March 31, 2004 totaled $259.7 million reported, $597.0 million securitized and $856.8 million managed.  Loans delinquent 1-29 days as of December 31, 2003 totaled $343.0 million reported, $775.5 million securitized and $1,118.5 million managed.

(4)          Includes Providian Bank loans held for securitization or sale at fair value. Excluding the Providian Bank loans held for securitization or sale from the second quarter 30+ days delinquency rates would have increased the managed rate from 9.72% to 9.90% and the reported rate from 7.64% to 7.93%.

Providian Financial Corporation
Reported Monthly Net Credit Loss and Delinquency Rates

March 31, 2004

Providian Financial Corporation’s reported net credit loss rate for the month ended March 31, 2004 and its 30+ day reported delinquency rate as of March 31, 2004 are presented in the table below. Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations.

Net Credit Loss Rate (1)	30+ Day Delinquency Rate (2) (3)
(Annualized) (Unaudited)	(Unaudited)

8.51%	5.25%

(1)          Represents the principal amounts of reported loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average reported loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. Total average reported loans exclude a decrease of $(0.1) million for market value adjustments related to the fair value of designated financial instruments. On March 31, 2004, Providian Gateway Master Trust Series 2004-A was issued with a total initial invested amount of $914.6 million, which collateralizes notes held by third parties and Company-retained subordinated security holders’ interest. In accordance with the terms of the securitization documents, the allocation of net credit losses to the series was calculated as if the series was outstanding beginning on March 1, 2004, based on the series cut-off date, rather than being allocated based on the March 31, 2004 series issuance date.  This had the effect of reducing the March 2004 reported net credit loss rate by an estimated 223 basis points.

(2)          Represents reported loans that are 30+ days past due as of the last day of the monthly period, divided by the total reported loans as of the last day of the monthly period. Total reported loans exclude a decrease of $(0.2) million for market value adjustments related to the fair value of designated financial instruments.

(3)          In February 2003, the Company modified its loan reaging practices to reage accounts from delinquent status to current status if a customer makes a partial payment that qualifies under our standards and applicable regulatory requirements.  Accounts are eligible for reaging not more than once in any 12-month period, and not more than twice within 60 months, which is within the guidance provided by the Federal Financial Institutions Examination Council.  In March 2004, we reaged certain accounts of customers who had opened their accounts prior to February 16, 1999, but whose reaging had not been tracked prior to February 16, 1999.  The Company estimates that this reaging resulted in a 16 basis point reduction to the reported 30+ day delinquency rate.  The impact to the reported net credit loss rate was not significant.

Providian Financial Corporation
Allowance for Credit Losses

	Three months ended
(dollars in thousands)	March 31, 2004	December 31, 2003

Balance at beginning of period	$625,886	$643,982
Provision for credit losses	88,852	129,793
Credit losses	(188,818)	(192,146)
Recoveries	42,890	44,257
Balance at end of period	$568,810	$625,886

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Financial Condition

(dollars in thousands, except per share data)	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$771,399	$544,554
Federal funds sold and securities purchased under resale agreements	1,439,315	3,235,189
Investment securities:
Available-for-sale (at market value, amortized cost of $2,761,950 at March 31, 2004 and $1,880,107 at December 31, 2003)	2,755,439	1,859,150
Loans receivable, less allowance for credit losses of $568,810 at March 31, 2004 and $625,886 at December 31, 2003	5,622,157	5,655,071
Due from securitizations	2,402,202	2,377,963
Deferred tax	167,667	224,505
Premises and equipment, net	73,556	84,198
Interest receivable	41,955	44,850
Other assets	213,182	249,867
Total assets	$13,486,872	$14,275,347

Liabilities
Deposits:
Non-interest bearing	$55,373	$63,016
Interest bearing	8,908,123	10,038,041
	8,963,496	10,101,057

Short-term borrowings	—	108,828
Long-term borrowings	1,442,280	1,163,521
Deferred fee revenue	82,241	100,416
Accrued expenses and other liabilities	560,639	476,076
Total liabilities	11,048,656	11,949,898

Shareholders’ equity
Common stock, par value $0.01 per share (authorized: 800,000,000 shares; issued: March 31, 2004—291,453,540 shares; December 31, 2003—290,753,031 shares)	2,915	2,908
Retained earnings	2,452,315	2,350,446
Cumulative other comprehensive income	(3,726)	(12,480)
Common stock held in treasury—at cost: (March 31, 2004—294,333 shares; December 31, 2003—305,871 shares)	(13,288)	(15,425)
Total shareholders’ equity	2,438,216	2,325,449
Total liabilities and shareholders’ equity	$13,486,872	$14,275,347

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three months ended March 31,
(dollars in thousands, except per share data) (unaudited)	2004	2003

Interest Income
Loans	$217,900	$310,340
Federal funds sold and securities purchased under resale agreements	6,279	9,826
Other	23,479	32,033
Total interest income	247,658	352,199

Interest Expense
Deposits	114,896	161,222
Borrowings	18,816	10,623
Total interest expense	133,712	171,845
Net interest income	113,946	180,354

Provision for credit losses	88,852	261,815

Net interest income (loss) after provision for credit losses	25,094	(81,461)

Non-Interest Income
Servicing and securitizations	236,738	190,588
Credit product fee income	149,144	200,193
Other	11,544	26,757
	397,426	417,538

Non-Interest Expense
Salaries and employee benefits	81,480	96,975
Solicitation and advertising	52,571	65,378
Occupancy, furniture, and equipment	26,213	28,683
Data processing and communication	27,048	30,670
Other	78,694	106,602
	266,006	328,308

Income before income taxes	156,514	7,769
Income tax expense	54,780	3,069
Net Income	$101,734	$4,700

Earnings per common share — basic	$0.35	$0.02

Earnings per common share — assuming dilution	$0.35	$0.02

Weighted average common shares outstanding — basic (000)	288,085	286,187

Weighted average common shares outstanding — assuming dilution (000)	298,345	290,429

Providian National Bank

Total Risk-Based Capital Ratios as of March 31, 2004  (1)

Providian National Bank

Call Report Basis (2)	22.66%
Applying Subprime Guidance (excluding AIR) (3)	20.15%
Applying Subprime Guidance (including AIR) (4)	18.69%

(1) Total risk-based capital (Tier 1 + Tier 2) divided by total risk-based assets.

(2) Total risk-based capital ratios as shown on the March 31, 2004 Call Report and includes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

(3) Total risk-based capital ratios after applying the increased risk weightings under the Expanded Guidance for Subprime Lending Programs (“Subprime Guidance”).  Excludes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

(4) Total risk-based capital ratios after applying the increased risk weightings under the Subprime Guidance.  Includes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

Providian Financial Corporation

Financial & Statistical Summary

Reconciliation of Reported and Managed Financial Measures

(dollars in millions)	Reported 2004 QTR 01	Securitization Adjustment	Managed 2004 QTR 01	Reported 2003 QTR 04	Securitization Adjustment	Managed 2003 QTR 04	Reported 2003 QTR 03	Securitization Adjustment	Managed 2003 QTR 03
Earnings:
Interest Income Loans	$217.9	$505.1	$723.0	$191.9	$542.7	$734.6	$200.8	$562.3	$763.1
Interest Income Investments (1)	29.7	(11.0)	18.7	34.9	(11.2)	23.7	35.0	(11.4)	23.6
Interest Expense	133.7	42.0	175.7	143.2	40.9	184.1	154.9	41.1	196.0
Net Interest Income	$113.9	$452.1	$566.0	$83.6	$490.6	$574.2	$80.9	$509.8	$590.7
Non-Interest Income (1)	397.5	(18.5)	379.0	418.6	(41.4)	377.2	445.4	(59.0)	386.4
Total Net Revenue	$511.4	$433.6	$945.0	$502.2	$449.2	$951.4	$526.3	$450.8	$977.1

Financial Data:
Quarter:
Net Credit Losses (2)	$146	$434	$580	$148	$449	$597	$156	$451	$607
Quarter End:
Total Loans (3)	$6,191	$10,485	$16,676	$6,281	$10,653	$16,934	$5,994	$10,951	$16,945
Total Assets	$13,487	$8,780	$22,267	$14,275	$8,923	$23,198	$15,334	$8,450	$23,784
Quarter Average:
Total Loans	$6,473	$10,232	$16,705	$5,934	$10,733	$16,667	$5,866	$11,025	$16,891
Earning Assets	$11,826	$10,232	$22,058	$12,368	$10,733	$23,101	$12,869	$11,025	$23,894
Total Assets	$13,781	$8,648	$22,429	$14,816	$8,529	$23,345	$15,740	$8,722	$24,462

(dollars in millions)	Reported 2003 QTR 02	Securitization Adjustment	Managed 2003 QTR 02	Reported 2003 QTR 01	Securitization Adjustment	Managed 2003 QTR 01
Earnings:
Interest Income Loans	$247.7	$581.9	$829.6	$310.3	$586.0	$896.3
Interest Income Investments (1)	43.9	(14.7)	29.2	41.9	(13.0)	28.9
Interest Expense	163.8	45.5	209.3	171.8	47.9	219.7
Net Interest Income	$127.8	$521.7	$649.5	$180.4	$525.1	$705.5
Non-Interest Income (1)	393.3	1.0	394.3	417.5	13.4	430.9
Total Net Revenue	$521.1	$522.7	$1,043.8	$597.9	$538.5	$1,136.4

Financial Data:
Quarter:
Net Credit Losses (2)	$237	$523	$760	$296	$539	$835
Quarter End:
Total Loans (3)	$6,417	$11,381	$17,798	$7,147	$11,323	$18,470
Total Assets	$16,206	$8,925	$25,131	$16,607	$8,925	$25,532
Quarter Average:
Total Loans	$6,684	$11,361	$18,045	$7,500	$11,452	$18,952
Earning Assets	$14,048	$11,361	$25,409	$13,604	$11,452	$25,056
Total Assets	$16,460	$8,925	$25,385	$16,518	$8,976	$25,494

(1)          In November 1999, the Emerging Issues Task Force (EITF) of the FASB issued EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” This Pronouncement requires that the holders of retained beneficial interests in securitized financial assets, such as the Company, recognize a portion of securitization (non-interest) income as interest income. EITF 99-20 became effective for fiscal quarters beginning after March 15, 2001.

(2)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)          During the second quarter of 2003 loans outstanding include loans held for securitization or sale recorded at fair market value.

Non-GAAP Managed Financial Information

Loans that have been securitized and sold to third party investors are not considered to be our assets under GAAP and therefore are not shown on our balance sheet. However, the interests we retain in the securitized loan pools create financial exposure to the current and expected cash flows of the securitized loans. Although the loans sold are not on our balance sheet, their performance can affect some or all of our retained interests as well as our results of operations and our financial position. In addition, we continue to service these loans.

Because of this continued exposure and involvement, we use managed financial information to evaluate our historical performance, assess our current condition, and plan our future operations. We believe that managed financial information supplements our GAAP information and is helpful to the reader’s understanding of our consolidated financial condition and results of operations. “Reported” financial information refers to GAAP financial information. “Managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.

The Company in its April 22, 2004 earnings call will be disclosing certain projected financial measures relating to expected performance on a managed basis, such as net credit losses, and non-interest income margin.  The Company develops such projections on a managed basis using managed financial information and does not in the normal course derive comparable GAAP projections.  Developing such comparable GAAP projections would be unreasonably burdensome and in the opinion of management such comparable GAAP projections would not provide to the users of the financial information a significant benefit in understanding the Company’s expected future performance.